Exhibit 99.1

  Cascade Natural Gas Corporation Announces Fiscal Year First Quarter Earnings

     SEATTLE--(BUSINESS WIRE)--Jan. 24, 2005--Cascade Natural Gas Corporation (NYSE:CGC) reports fiscal year 2005 first quarter earnings of $6.6 million, or $0.59 per share, compared to $7.9 million, or $0.71 per share, for the first quarter of fiscal year 2004. Included in earnings are mark-to-market valuations on derivatives used to hedge gas supply prices, which negatively affected fiscal 2005 first quarter earnings by $0.04 per share and positively affected fiscal 2004 first quarter earnings by $0.02 per share.

     Financial and Operating Highlights

     Operating Margin (revenue minus gas cost and revenue taxes) was down $1.8 million from the fiscal 2004 first quarter. Residential and commercial margins were up $92,000. A 4.4% increase in the number of customers contributed $990,000 in additional margin, but the gain was largely offset by 8% warmer weather, as measured by average degree-days.
     Industrial operating margin (excluding a negative effect of $668,000 in 2005 and a positive effect of $406,000 in 2004 from mark-to-market derivative valuations) was lower by $805,000 in the fiscal 2005 first quarter. Gas management service revenue accounted for $740,000 of the decline due to fewer customers and lower margin on gas supply sales than last year.
     Electric generation operating margin was down $234,000 in the quarter. The lower margin is attributable to adequate supplies of lower cost hydroelectric power and weaker demand resulting, in part, from the high wholesale price of natural gas.
     Overall operating margin in the fiscal year 2004 first quarter included a $250,000 accrual for Oregon earnings sharing.

     Cost of Operations

     Cost of Operations (operating expense, depreciation and amortization, and property and miscellaneous taxes) was up $455,000 in the first quarter comparison to fiscal year 2004. Depreciation and amortization accounted for $284,000 of the increase consistent with a $38 million increase to plant-in-service. Operating expense increased $142,000 or 1.4%.

     Capital Spending and Cash Flow

     Capital spending in the quarter was $7.8 million compared to $10.2 million in the first quarter of fiscal year 2004. The $2.4 million decline reflects the September 2004 completion of the automated meter-reading project. The total fiscal year 2005 capital budget is $28.4 million. To refinance long-term debt maturities, the Company is finalizing a $30 million, 30-year debt issue.

     Fiscal Year Guidance and Other

     Management reaffirms previously provided fiscal year 2005 earnings guidance of $1.15 to $1.20. Projections do not include any effects of mark-to-market valuations or costs associated with replacing retiring officers.
     The Company previously announced its declaration of a regular quarterly cash dividend of $0.24 per common share, payable February 15 to shareholders of record at January 14, 2005.
     The Company will host a live web-cast to discuss the quarterly results January 25 at 7:30 a.m. Pacific Time. To listen to the call, log on to our web site, cngc.com and select "Investors", then click the live web-cast icon.
     Cascade Natural Gas Corporation is a local distribution company providing natural gas service to approximately 225,000 residential, commercial, and large industrial customers in the states of Washington and Oregon.

     Forward looking statement

     Statements contained in this report that are not historical in nature are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks and uncertainties that may cause actual future results to differ materially. Such risks and uncertainties with respect to the Company include, among others, its ability to successfully implement internal performance goals, competition from alternative forms of energy and other sellers of energy, consolidation in the energy industry, performance issues with key natural gas suppliers, the capital-intensive nature of the Company's business, regulatory issues, including the need for adequate and timely rate relief to recover capital and operating costs and to sustain dividend levels, the weather, increasing competition brought on by deregulation initiatives at the federal and state regulatory levels, the potential loss of large volume industrial customers due to "bypass" or the shift by such customers to special competitive contracts at lower per unit margins, exposure to environmental cleanup requirements, and economic conditions, particularly in the Company's service area.


                   Cascade Natural Gas Corporation
     Financial Highlights - (Thousands, except per share amounts)
                      First Quarter Fiscal 2005

                                     Fiscal Year 2005
                    --------------------------------------------------
                               Three Months Ended
                    ----------------------------------------   Year
                                                                to
                       Dec 31     Mar 31    Jun 30   Sep 30    Date
                    ------------ --------- -------- -------- ---------
Revenues               $104,613                              $104,613
Operating Margin         28,922                                28,922
Cost of Operations       15,584                                15,584
                    ------------ --------- -------- -------- ---------

Operating Income
 (Loss)                  13,338         0        0        0    13,338
Interest and Other        2,894                                 2,894
Income Taxes              3,812                                 3,812
                    ------------ --------- -------- -------- ---------

Net Income (Loss)        $6,632        $-       $-       $-    $6,632

Common Shares
 Outstanding:
  End of Period          11,292                                11,292
  Average                11,279                                11,279

Earnings (Loss) Per
 Share
  Basic                   $0.59                                 $0.59
  Diluted                 $0.59                                 $0.59

Dividends Paid per
 share                    $0.24                                 $0.24

Capital Expenditures
 (net)                   $7,770                                $7,770

Book Value Per Share     $10.89                                $10.89

Market Closing Price     $21.20                                $21.20

Active Customers
 (End of Period)            225                                   225

Gas Deliveries
 (Therms):
  Residential &
   Commercial            82,643                                82,643
  Industrial & Other    227,779                               227,779

Degree Days
  5-Year Average          2,091                                 2,091
  Actual                  1,945                                 1,945

Colder (warmer) than
 5-year avg.                (7%)                                  (7%)

Colder (warmer) than
 prior year                 (8%)                                  (8%)


                                     Fiscal Year 2004
                    --------------------------------------------------
                               Three Months Ended
                    ----------------------------------------   Year
                                                               Ended
                       Dec 31     Mar 31    Jun 30   Sep 30   Sep 30
                    ------------ --------- -------- -------- ---------
Revenues               $104,884  $119,454  $52,077  $41,663  $318,078
Operating Margin         30,693    32,142   16,637   14,336    93,808
Cost of Operations       15,129    15,460   14,696   15,276    60,561
                    ------------ --------- -------- -------- ---------

Operating Income
 (Loss)                  15,564    16,682    1,941     (940)   33,247
Interest and Other        3,116     3,121    3,099    3,050    12,386
Income Taxes              4,543     4,892     (492)  (1,384)    7,559
                    ------------ --------- -------- -------- ---------

Net Income (Loss)        $7,905    $8,669    $(666) $(2,606)  $13,302

Common Shares
 Outstanding:
  End of Period          11,181    11,210   11,241   11,268    11,268
  Average                11,158    11,196   11,227   11,254    11,209

Earnings (Loss) Per
 Share
  Basic                   $0.71     $0.77   $(0.06)  $(0.23)    $1.19
  Diluted                 $0.71     $0.77   $(0.06)  $(0.23)    $1.19

Dividends Paid per
 share                    $0.24     $0.24    $0.24    $0.24     $0.96

Capital Expenditures
 (net)                  $10,216    $9,672   $9,557   $9,575   $39,020

Book Value Per Share     $10.62    $11.19   $10.93   $10.52    $10.52

Market Closing Price     $21.09    $21.79   $22.07   $21.23    $21.23

Active Customers
 (End of Period)            216       218      215      214       214

Gas Deliveries
 (Therms):
  Residential &
   Commercial            86,070    96,038   33,746   21,900   237,754
  Industrial & Other    260,887   223,894  182,387  229,431   896,599

Degree Days
  5-Year Average          2,044     2,275      874      229     5,422
  Actual                  2,106     2,249      661      196     5,212

Colder (warmer) than
 5-year avg.                  3%      (1%)    (24%)    (14%)      (4%)

Colder (warmer) than
 prior year                   4%       10%    (20%)      40%        3%


     CONTACT: Cascade Natural Gas Corporation
              J. D. Wessling, 206/624-3900